NEWS RELEASE:
June 6, 2007
HARBINGER CAPITAL PARTNERSSM TO HOLD CONFERENCE CALL AND WEBCAST TO
DISCUSS TENDER OFFER FOR OPENWAVE SYSTEMS INC. SHARES
Event will take place at 5:00 PM (Eastern) on Thursday, June 7, 2007
New York, NY /PR Newswire/ Harbinger Capital PartnersSM today announced that it will host a conference call and webcast tomorrow, Thursday, June 7 at 5:00 PM (Eastern) to discuss and answer questions relating to Harbinger’s tender offer to purchase 40,389,560 shares of Openwave Systems, Inc. (“Openwave”) (NASDAQ: OPWV) and plans for the proposed business combination of Openwave and BridgePort Networks, Inc., following consummation of the tender offer. Howard Kagan, a Managing Director of Harbinger, will discuss the tender offer and the response of Openwave, filed this week on Schedule 14D-9, and he will be joined by Mike Mulica, CEO of BridgePort Networks, Inc., who will describe his vision of the future of Openwave.
Conference call and webcast: Thursday, June 7, 2007 at 5:00 PM (Eastern)

Dial in:	+ 1 480 629-9562 or + 1 866 328-4270; passcode: 2007

Webcast:	www.dealdetail.com
Materials for the call will be available for download on www.dealdetail.com at 4:30 PM (Eastern) on Thursday, June 7, 2007.
A replay of this event will be available starting on Monday, June 11 for 15 business days. Access the webcast replay on www.dealdetail.com or by phone by calling +1 303 590-3030 or +1 800 406-7325 and entering 3743939# when prompted for the passcode.
For additional information regarding the tender offer, please visit: www.dealdetail.com
IMPORTANT INFORMATION
The tender offer is being made through Oreo Acquisition Co., LLC, a jointly owned subsidiary of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P.
This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The tender offer is being made only through an offer to purchase and related materials. In connection with the tender offer, Oreo Acquisition Co. LLC, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, the “Offerors”) have filed a Tender Offer Statement on Schedule TO, containing an offer to purchase (the “Offer to Purchase”), a letter of transmittal and related materials) with the Securities and Exchange Commission. Investors and security holders of Openwave are advised to read these disclosure materials, and other disclosure materials when they are filed and become available, because these materials will contain important information. You should consider the information contained in the disclosure materials before making any decision about the tender offer or whether to tender your shares. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by the Offerors with the Securities and Exchange

Commission at the SEC’s website at www.sec.gov. The disclosure materials may also be obtained from the information agent for the tender offer at no cost.
CAUTIONARY STATEMENTS
This release contains “forward-looking statements”. Forward-looking statements made in this press release are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects”, “intends”, “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the tender offer and our plans with respect to Openwave, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Openwave, economic and market factors and the industry in which Openwave does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Harbinger believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in our Offer to Purchase and the material accompanying the Offer to Purchase and all additional tender offer materials. These statements are not guarantees of future performance. All forward-looking statements included in this press release are made as of the date hereof and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.
For further information contact:
John W. McCullough
Vice President and Associate General Counsel
Harbert Management Corporation
Telephone: (205) 987-5576
E-mail: Jmccullough@harbert.net
or
John Dooley
Taylor Rafferty
Telephone: (212) 889-4350
Email: harbinger@taylor-rafferty.com